Exhibit 99.1

Hoth Announces Proposed Public Offering of Common Stock

NEW YORK, NY, May 21, 2020 /PR Newswire/ Hoth Therapeutics, Inc. (“Hoth” or the “Company”) (NASDAQ: HOTH), a biopharmaceutical company, today announced that it intends to offer shares of its common stock in an underwritten public offering. The Company expects to grant the underwriters a 45-day option to purchase up to an additional 15 percent (15%) of the number of shares of common stock sold in the offering solely to cover over-allotments, if any. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Benchmark Company is acting as sole book-running manager for the offering.

The offering is being conducted pursuant to a shelf registration statement that was previously filed with, and declared effective by, the U.S. Securities and Exchange Commission ("SEC"). Prospective investors should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Hoth has filed with the SEC for more complete information about Hoth and the offering. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available free of charge on the website of the SEC at www.sec.gov. When available, electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from The Benchmark Company, Attn: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 or by calling 212-312-6700 or by emailing prospectus@benchmarkcompany.com.

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing new generation therapies for dermatological disorders. Hoth's pipeline has the potential to improve the quality of life for patients suffering from indications including atopic dermatitis, chronic wounds, psoriasis, asthma and acne. Hoth has also recently entered into two different agreements to further the development of two different vaccine prospects to prevent or treat COVID-19. To learn more, please visit www.hoththerapeutics.com.

Forward-Looking Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding the proposed offering, timing and the use of proceeds. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this press release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Phone: (646) 756-2997
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com

KCSA Strategic Communications
Valter Pinto, Managing Director
(212) 896-1254
Hoth@kcsa.com